Exhibit 10(tt)

ALCOA NON-QUALIFIED PENSION PLAN FOR SENIOR MANAGEMENT

ADOPTED BY

ALUMINUM COMPANY OF AMERICA

Pursuant to due authorization by the Board of Directors, Aluminum Company of America has adopted the following Alcoa Non-Qualified Pension Plan for Senior Management for the exclusive benefit of select management and highly compensated employees (1) who are actively at work for the Company or a subsidiary on or after July 1, 1986, (2) who are participants in the IC Rules adopted under the Employees’ Retirement Plan of Aluminum Company of America, Plan I and/or in Employees’ Excess Benefits Plan B of Aluminum Company of America, (3) who meet the requirements for participation hereunder, and (4) whose monthly retirement benefits under said plan or plans are less than the monthly retirement benefits calculated under this Plan.

ARTICLE I — DEFINITIONS

1.1	The following terms have the specified meanings.

A. “Company” means Aluminum Company of America.

B. “Board of Directors” means the Board of Directors of the Company.

C. “Plan” means the Alcoa Non-Qualified Pension Plan for Senior Management adopted by the Company as described herein or as from time to time hereafter amended.

D. “Excess Plan B” means the Employees’ Excess Benefits Plan B of Aluminum Company of America as now in effect and as from time to time amended hereafter.

E. “IC Rules” means the IC Rules adopted under Employees’ Retirement Plan of Aluminum Company of America, Plan I as now in effect and as from time to time amended hereafter.

F. “Participant” means any employee or former employee (1) who on or after July 1, 1986 is actively at work for the Company or a Subsidiary, (2) who is a participant in the IC Rules or Excess Plan B and (3) who has a job grade of 25 or higher, as determined by the Company.

G. “Subsidiary” means a corporation at least 50% of whose outstanding voting stock is owned or controlled by the Company and/or one or more other Subsidiaries, and any noncorporate business entity in which the Company and/or one or more other Subsidiaries have at least a 50% interest in capital or profits.

H. “Other Plan or Plans” means the IC Rules, any other defined benefit retirement plan of the Company or any Subsidiary, Employees’ Excess Benefits Plan A of the Company, Excess Plan B and Employees’ Excess, Plan C, Benefits of the Company.

I. “Pension Benefits” means any and all retirement benefits provided under the Other Plan or Plans, excluding the Special Retirement Pension or Supplemental Pension provided under the IC Rules or (the equivalent thereof provided) under Excess Plan B.

J. “Retirement Board” means the Retirement Board created pursuant to Employees’ Retirement Plan of Aluminum Company of America, Plan I.

K. “Average Final Compensation” means the average Annual Compensation received during the five consecutive calendar years within the ten calendar years preceding the date such Compensation was discontinued (including the calendar year in which such Compensation was discontinued if this would increase Average Final Compensation) affording the highest such average. For a Participant whose Pension Service terminates on or after December 31, 1986, the five highest years during such ten years will be used whether or not consecutive.

L. “Annual Compensation” means the total payments made by the Company and by any Subsidiaries during a calendar year for services rendered either as a salaried employee or as an hourly rated employee, except as otherwise provided by contractual agreement, other than living and similar allowances and premium pay and payments made for specific purposes as determined under supplemental rules adopted by the Company. Annual Compensation shall include any amounts by which the Participant has elected to reduce his or her salary under the Alcoa Savings Plan for Salaried Employees or under any cash or deferred arrangement established under Section 401(k) of the Internal Revenue Code of 1954 as amended, other than said Savings Plan, any amount by which the Participant has elected to reduce his or her salary under Employees’ Excess Benefits Plan D of the Company and any amount the Participant has elected to defer under the Incentive Compensation Plan of Aluminum Company of America. Notwithstanding the foregoing, only one-half of the amount, if any, received by a Participant from the Incentive Compensation Plan of Aluminum Company of America during any calendar year shall be includable in said Participant’s Annual Compensation for said calendar year.

M. “Pension Service” means the service used to calculate the Participant’s monthly retirement benefit under Excess Plan B, or if such Plan is inapplicable, the service used to calculate such benefit under the IC Rules.

N. “Plan Benefits” means the monthly benefits payable under this Plan at such time as the Participant’s monthly pension benefits, other than deferred vested benefits, are determinable under the IC Rules or under Excess Plan B. The Plan Benefits shall be calculated in the following manner:

(1)	Using the Participant’s Pension Service, his or her monthly pension benefit shall be calculated, based on Average Final Compensation determined under this Plan, in accordance with the following formula: one-twelfth of

(a)	1.7% of Average Final Compensation for each year of pension service up to 30 years, plus

(b)	1.3% of Average Final Compensation for each year of pension service in excess of 30, less

(c)	the Social Security offset as defined in the IC Rules.

(2)	The Plan Benefits for the Participant shall be the monthly pension benefit calculated under paragraph (1) above, reduced by any and all applicable reductions and offsets in accordance with the provisions of the IC Rules and/or of Excess Plan B, i.e. actuarial reductions and any other percentage reduction made in order to create a joint and survivor annuity, offsets for social security benefits, offsets for other pensions, etc.

(3)	For Participants who retire prior to attaining age 62 on any type of pension provided under the IC rules or pension equivalent under Excess Plan B other than a 55/10 pension or pension equivalent, the Plan Benefits calculated as described above shall be reduced by 1% for each year, prorated monthly for a partial year, said retirement precedes age 62.

The Plan Benefits for the Participant’s Surviving Spouse shall equal 50% of the Participant’s Plan Benefits, determined in accordance with the Surviving Spouse Pension provisions in the IC Rules but based on Average Final Compensation as defined in the formula specified in this Plan. The Participant’s Plan Benefits, for the purpose of determining the Plan Benefits for said Surviving Spouse, shall not be reduced by 1% for each year, or prorated monthly for a partial year, that the Participant’s death occurs while accruing Pension Service under the IC Rules or Excess Plan B prior to his or her attaining age 62.

O. “Surviving Spouse” means a deceased Participant’s spouse who is entitled to receive surviving spouse benefits under the IC Rules or Excess Plan B.

ARTICLE II — BENEFITS

2.1 The Plan Benefits payable under this Plan for any month shall be the excess, if any, of (1) the Plan Benefits calculated for the month for the Participant or Surviving Spouse over (2) the aggregate amount of Pension Benefits in pay status and payable for the month to the Participant or Surviving Spouse under all Other Plan or Plans.

Where the Pension Benefits under the Other Plan or Plans are not payable solely in the form of monthly Pension Benefits over the same time periods (for example, where a small benefit is paid out in a lump sum) the Retirement Board shall, if necessary, adjust the benefits payable under this Plan so that the Participant or Surviving Spouse is neither advantaged nor disadvantaged for pension purposes.

2.2 Benefits shall be payable to a Participant or Surviving Spouse under this Plan only in conjunction with monthly benefits, other than deferred vested benefits, payable under the IC Rules or Excess Plan B and shall commence concurrently with monthly benefits payable to said Participant or Surviving Spouse under such Rules or Plan. Upon the cessation of payment of monthly benefits to a Participant or Surviving Spouse under such Rules or Plan, benefits payable under this Plan shall concurrently cease.

2.3 This Plan shall not be construed as conferring any rights upon any Participant for continuation of employment with the Company or any Subsidiary, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action might have upon such Participant or Surviving Spouse as a prospective recipient of benefits under this Plan.

2.4 No benefit under this Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

ARTICLE III — CONTRIBUTIONS

3.1 Benefits payable hereunder shall be payable out of the general assets of the Company, no segregation of assets for such benefits shall be made, and the right of a Participant, Surviving Spouse and/or beneficiary to receive benefits under this Plan shall be an unsecured claim against said assets, except as the Company in its sole discretion shall otherwise provide.

ARTICLE IV — ADMINISTRATION OF EXCESS PLAN

4.1 The general administration of this Plan shall be by the Retirement Board. The Retirement Board’s resolution of any matter concerning this Plan shall be final and binding upon the Company and any Participant, Surviving Spouse and/or beneficiary affected thereby.

ARTICLE V — AMENDMENT AND TERMINATION

5.1 This Plan may be amended, suspended or terminated at any time by the Board of Directors or any other entity approved by said Board, provided, however, that no such amendment, suspension or termination shall reduce or in any manner adversely affect any Participant’s rights with respect to benefits that are payable or may become payable under Article II as of the date of such amendment, suspension or termination.

ARTICLE VI — CONSTRUCTION

6.1 This Plan shall be construed, regulated and administered under the laws (except the law of conflicts) of the Commonwealth of Pennsylvania except as modified by any applicable law.

AMENDMENT TO THE

ALCOA NON-QUALIFIED PENSION PLAN FOR SENIOR MANAGEMENT

Pursuant to Article V, the plan is amended as follows:

1.	The first paragraph is revised by adding the following:

Effective December 31, 2004, this Plan is frozen, and no new Participants will be permitted to participate and no new Plan Benefits will be added to this Plan after December 31, 2004.

Effective January 1, 2006, this plan is merged into the Alcoa Excess Benefits Plan C. All Plan provisions pertaining to Plan Benefits as of December 31, 2004 will remain in full force and effect and be subject to the provisions of Alcoa Excess Benefits Plan C.

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